Exhibit 10.10

OPTIONAL SHARE PURCHASE AGREEMENT

The Optional Share Purchase Agreement, dated as of December 19, 2006 (the “Agreement”), is made by and among the following parties:

(1)	21ViaNet China Inc. , a wholly foreign-owned enterprise registered in the People’s Republic of China (“PRC”), with the address at B 28 UBP, 10 Jiuxianqiao Road, Chaoyang District, Beijing 100016, PRC (the “PRC Subsidiary”);

(2)

21ViaNet System Limited , a limited liability company registered in the PRC, with the address at BOE Science Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC ( “VNS”); and 21 ViaNet Broadband Limited , a subsidiary 100% owned by VNS, with the address at Room 411, 4th Floor, Science and Technology Building of Electronic Plaza, No. 12 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC (“VNB”, and together with VNS, the “ISP Entities”); and

(3)	Chen Sheng , a PRC citizen with the ID No. 110108680727145, and Zhang Jun , a PRC citizen with the ID No. 110108196803261474 (collectively, the “Shareholders”).

As used in this Agreement, each of the PRC Subsidiary, the ISP Entities and the Shareholders is referred to as a “party” individually and the “parties” collectively.

WHEREAS:

1. Chen Sheng holds 70% equity interests in VNS and Zhang Jun holds 30% equity interests in VNS; VNS holds 100% equity interests in VNB (collectively, the “Equity Interest”).

2. The PRC Subsidiary and the ISP Entities have entered into a series of contracts, under which the PRC Subsidiary provides technical support to the ISP entities, and both desire closer relationship with each other.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

1.	Purchase and Sale of Equity Interest

Section 1.1 Authorization

The Shareholders hereby irrevocably grant to the PRC Subsidiary, under the laws of the PRC, an irrevocable sole option (“Purchase Right of Equity Interest”) for the PRC Subsidiary or one or more persons designated by the PRC Subsidiary (the “Designated Persons”) to acquire (in accordance with steps decided by the PRC Subsidiary and at the price specified in Section 1.3 hereof) at any time from the Shareholders or VNS all or part of the Equity Interest in the ISP Entities whenever the acquisition is permissible under PRC law. Except for the PRC Subsidiary and the Designated Persons, where applicable, the Shareholders shall not grant or cause to be granted such right to any other party. Each of the ISP Entities hereby agrees to the delivery of Purchase Right of Equity Interest from the Shareholders or VNS to the PRC Subsidiary. For the purposes of this Agreement, “person” has the meaning of person, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

Section 1.2 Steps

The exercise of Purchase Right of Equity Interest of the PRC Subsidiary shall be upon and subject to the laws and regulations of PRC. The PRC Subsidiary shall send a written notice (the “Notice of Purchase of Equity Interest”) to the Shareholders and/or VNS (as the case may be) to exercise the Purchase Right of Equity Interest, and the Notice of Purchase of Equity Interest shall contain the following:

(a) The PRC Subsidiary’s decision to exercise the purchase right;

(b) The equity interests to be purchased by the PRC Subsidiary or the Designated Person, where applicable, from the Shareholders and/or VNS (the “Purchased Equity Interest”);

(c) Purchase date and Equity Interest transferring date.

Section 1.3 Purchase Price

Unless otherwise required, expressly or impliedly, by the PRC laws and regulations when the Equity Interest Purchase Right is exercised, the Purchase Price shall be One (1.00) CNY.

Section 1.4 Transfer of the Purchased Equity Interest

Upon each and every exercise by the PRC Subsidiary or the Designated Person of the Purchase Right of Equity Interest:

(a) The Shareholders shall cause the ISP Entities to adopt a resolution pursuant to applicable laws to transfer the equity interest from the Shareholders and/or VNS to the PRC Subsidiary and/or the Designated Persons, where applicable;

(b) The Shareholders and/or VNS shall, upon the terms and conditions of this Agreement and the Notice of Purchase of Equity Interest, enter into Equity Interest transfer agreement with the PRC Subsidiary (or, as applicable, the Designated Persons);

(c) The related parties shall execute all other requisite contracts, agreements or documents, obtain all necessary approval and consent of the government, and perform all requisite actions to transfer the valid ownership of the Purchased Equity Interest (free of any Security Interest) to the PRC Subsidiary and/or the Designated Person and to cause the PRC Subsidiary and/or the Designated Person to be the registered owner of the Purchased Equity Interest. For the purposes of this Agreement, “Security Interest” has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, preemptive right, right of set-off, encumbrance or other security arrangements. Notwithstanding the foregoing, it does not include any security interest subject to this Agreement or the Equity Interest Pledge Agreement entered into by the PRC Subsidiary and the Shareholders and VNS and effective from the Closing Date.

2.	Covenants Relating to Equity Interest

Each of the Shareholders hereby covenants that he shall use his best efforts to cause the ISP Entities:

(a) Without prior written consent by the PRC Subsidiary or the Designated Person, not, in any form, to change, amend or restate the articles of the association of the ISP Entities or to change their existing business scope, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms;

(b) To follow safe and sound finance and business standard and practice, maintain the existence of the corporation and prudently and effectively operate business;

(c) Without prior written consent by the PRC Subsidiary or the Designated Person, not, from the execution date of this Agreement, to sell, transfer, mortgage or dispose in any other form any assets, legitimate or beneficial interest of business or income of the ISP Entities, or to approve any other security interest set on it;

(d) Without prior written consent by the PRC Subsidiary or the Designated Person, no debt shall take place, be inherited, be guaranteed, or be allowed to exist, with the exception of: (i) receivables or payables incurred from normal or daily business; (ii) debt having been disclosed to or having obtained written consent from the PRC Subsidiary;

(e) To normally operate all business to maintain the asset value of the ISP Entities, without engaging in any action that adversely affects the operation and asset value;

(f) Without prior written consent by the PRC Subsidiary or the Designated Person, not to enter into any material contract, with the exception of the contract entered into during the normal business (for the purposes of this paragraph, a contract with a value more than CNY 200,000 shall be deemed as material);

(g) Without prior written consent by the PRC Subsidiary or the Designated Person, not to provide loan or credit to any person;

(h) Upon request, to provide all operation and finance materials relevant to the ISP Entities to the PRC Subsidiary or the Designated Person;

(i) Without prior written consent by the PRC Subsidiary or the Designated Person, not to merge or associate with any person, or purchase any person or invest in any person;

(j) To immediately notify the PRC Subsidiary of the occurrence or, to the best knowledge, the likely occurrence of a material litigation, arbitration or administrative procedure related to the assets, business and operation of the ISP Entities;

(k) In order to maintain the title of the ISP Entities to all its assets, to execute all requisite or appropriate documents, take all requisite or appropriate action, advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims; and

(l) Upon the request of the PRC Subsidiary or the Designated Person, to appoint any person(s) designated by the PRC Subsidiary to be the member(s) of the Board of Directors of the ISP Entities.

3.	Representations and Warranties of the ISP Entities and the Shareholders

Dated as of the execution date of this Agreement and every transferring date, each of the Shareholders and the ISP Entities hereby represents and warrants jointly and severally to the PRC Subsidiary as follows:

(a) It has the power and ability to enter into and deliver this Agreement, and any equity interest transferring agreements (hereinafter referred to as “Transferring Agreement”) in which it is a party, for every single transfer of the Purchased Equity Interest according to this Agreement, and to perform its obligations under this Agreement and any Transferring Agreement by which it is bound at such time. Upon execution, this Agreement and the Transferring Agreements in which it is a party constitute a legal, valid and binding obligation of it and is enforceable against it in accordance with its terms;

(b) The execution, delivery of this Agreement and any Transferring Agreement and performance of the obligations under this Agreement and any Transferring Agreement do not: (i) violate any relevant laws and regulations of PRC; (ii) conflict with its Articles of Association or other organizational documents; (iii) breach any contract or instruments to which it is a party; (iv) violate any conditions required for the issuance of any consent or approval and maintaining the validity thereof; or (v) cause suspension, revocation of or imposition of additional condition on any consent or approval issued to it;

(c) The shares of the ISP Entities outstanding as of the date of this Agreement are duly authorized, validly issued, fully paid and nonassessable and are owned, of record or beneficially, by the Selling Shareholders thereof free and clear of all liens, and were either issued in accordance with all applicable securities Laws or pursuant to exemptions therefrom, with the exception of the pledge of equity interests agreed by the PRC Subsidiary or the Designated Person;

(d) Each of the Shareholders has used his best efforts to cause the ISP Entities not to have any undischarged debt, with the exception of (i) debt incurred from its normal business; and (ii) debt having been disclosed to the PRC Subsidiary and having obtained written consent from the PRC Subsidiary;

(e) Each of the Shareholders has used his best efforts to cause the ISP Entities to abide by all applicable laws and regulations related to the mergers and acquisitions (share or assets);

(f) No material litigation, arbitration or administrative procedure relating to the equity interest of, assets of the ISP Entities or the ISP Entities is pending or, to the best knowledge of the Shareholders, the Shareholders and the ISP Entities, threatened or likely to occur.

(g) The Shareholders of the ISP Entities hereby waive any and all pre-emptive rights, rights of first refusal, co-sale rights or similar rights, as well as any entitlements to liquidation preferences or other preferences contemplated under the articles of association of the ISP Entities or otherwise.

4.	Effective Date

This Agreement shall come into effect from Closing Date for 10 years, and is renewable by the PRC Subsidiary with terms solely determined by the PRC Subsidiary; provided that this Agreement shall automatically terminate when the Shareholders and/or VNS cease to hold any equity interest in the ISP Entities.

5.	Governing Law and Dispute Resolution

Section 5.1 Governing Law

This Agreement, the rights and obligations of the parties hereto, and any related claims or disputes, shall be governed by and construed in accordance with the PRC laws, without giving effect to the choice of law rules.

Section 5.2 Dispute Resolution

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by three arbitrators appointed in accordance with rules currently effective of such arbitration commission. The place of arbitration shall be in Beijing. The language of the arbitration shall be in English.

6.	Taxes and Expenses

Each party shall, according to laws of PRC, bear any and all applicable taxes, costs and expenses for the preparation and execution of this Agreement and all Transferring Agreements, as well as those arising from or imposed on one party, to complete the transactions of this Agreement and all Transferring Agreements.

7.	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

If to the PRC Subsidiary:

21 ViaNet (China) Inc.

Address: B 28 UBP, 10 Jiuxianqiao Road, Chaoyang District, Beijing 100016, the PRC

If to the ISP Entities:

21 ViaNet System Limited

Address: BOE Science Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC

21 ViaNet Broadband Limited

Address: Room 411, 4th Floor, Science and Technology Building of Electronic Plaza, No. 12 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC

If to the Shareholders:

Chen Sheng

Address: B28, UBP, 10 Jiuxianqiao Road, Chaoyang District, Beijing, 100016, PRC

Zhang Jun

Address: B28, UBP, 10 Jiuxianqiao Road, Chaoyang District, Beijing, 100016, PRC

8.	Confidentiality

The parties admit and confirm any oral or written materials exchanged by the parties relating to this Agreement are confidential. The parties shall strictly maintain the confidentiality of all such materials. Without written approval by the disclosing party, the receiving party may not disclose to any third party any confidential materials, except any information: (a) is or becomes available to the public, other than as a result of a disclosure by the receiving party in breach of this Agreement; (b) was available to the receiving party, or has become available to the receiving party, on a non-confidential basis from a source other than the disclosing party; provided that the source of such information was not bound by a confidentiality agreement with the disclosing party with respect to such material; (c) needed to be disclosed subject to applicable ordinances; or (d) necessarily disclosed to the receiving party’s legal or financial consultant relating the contemplated transaction, provided the legal or financial consultant shall have similar confidentiality obligation as set forth in this Section. The breach of the confidentiality obligation by any staff or the institutions retained by the receiving party shall be deemed as the breach of such obligation by such receiving party. This Section shall survive the termination of this Agreement for a period of 5 years.

9.	Further Assurances

The parties to the Agreement agree to promptly execute documents and to take actions reasonably necessary for the realization of the purpose of this Agreement.

10.	Miscellaneous

Section 10.1 Amendment, Modification and Supplement

Any amendments, modification, supplements, additions or changes of the Agreement shall be in writing and come into effect upon being executed and sealed by the parties hereto.

Section 10.2 Observance of Laws and Regulations

The parties to the Agreement shall observe and make sure the business operation of each party fully abide by all applicable laws and regulations of the PRC.

Section 10.3 Entire Agreement

This Agreement constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the parties with respect to the subject matter hereof.

Section 10.4 Headings

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 10.5 Language

This Agreement is executed in five (5) copies in English.

Section 10.6 Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.7 Transfer or Assignment

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except the PRC Subsidiary may assign any right, interest or obligation hereunder to its affiliates. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 10.8 Survival

(a) Any obligation arises or becomes due prior to the expiration or termination of the Agreement shall survive the expiration and termination.

(b) Section 5, Section 8 and Section 10.8 hereof shall survive the termination of this Agreement.

Section 10.9 Waiver

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by duly authorized representatives as of the Closing Date first written above.

The PRC Subsidiary: 21 ViaNet China Inc.
Authorized Representative: Chen Sheng
Title: DIRECTOR

Shareholders:
Chen Sheng:

Zhang Jun:

The ISP Entities:
21 ViaNet System Limited
Authorized Representative: Chen Sheng

21 ViaNet Broadband Limited
Authorized Representative: Zhang Jun